Exhibit 10.53

FIRST AMENDMENT TO

RTI SURGICAL, INC.

STAND ALONE RESTRICTED STOCK AWARD AGREEMENT #1

THIS FIRST AMENDMENT TO THE STAND ALONE RESTRICTED STOCK AWARD AGREEMENT #1 (this “Amendment”) is entered into on December 4, 2017, by and between RTI Surgical, Inc., a Delaware corporation (the “Company”), and Camille Farhat (the “Grantee”).

BACKGROUND

The Company and the Grantee have entered into that certain Stand Alone Restricted Stock Award Agreement #1, dated January 26, 2017 (the “Award Agreement”) under which the Company granted 850,000 shares of Restricted Stock (as such term is defined in the Award Agreement) (the “Grant”) to the Grantee. Section 2(a) of the Award Agreement sets forth a vesting schedule that applies to the Grant. Section 2(b) of the Award Agreement allows vesting to accelerate as to 50% of the Grant, if the conditions set forth in Schedule I of the Award Agreement are satisfied. The conditions set forth in Schedule I of the Award Agreement have not been satisfied, but the Board of Directors nonetheless desires to recognize the exceptional performance of the Grantee. The Company and the Grantee desire to amend the Award Agreement to provide that vesting of 50% of the Grant (425,000 shares) shall accelerate effective as of the close of business on December 4, 2017 (the “Vested Grant”); provided however, that the Grantee shall forfeit the Vested Grant if the Grantee voluntarily leaves the employment of the Company before March 31, 2019 (other than for “Good Reason”) or is terminated for “Cause” (the terms “Good Reason” and “Cause” shall have the meaning set forth in the Employment Agreement between the Company and the Grantee dated January 26, 2017 (the “Employment Agreement”)), except to the extent that any shares would have already vested at the time of the termination of employment, pursuant to Section 2(a) of the Amended Agreement.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the parties incorporate the above and agree as follows:

TERMS

1.    Nature of Amendment and Capitalized Terms.    The parties amend the Award Agreement as specifically set forth below. The remaining terms of the Award Agreement that are not specifically amended remain in full force and effect. Capitalized terms used in this Amendment and not defined in this Amendment will have the meaning set forth in the Award Agreement or the Employment Agreement, as applicable.

2.    Amendment.    Sections 2(b)(i) and (ii) shall be deleted, as shall Schedules I and II.

The following shall replace Section 2(b)(i) of the Award Agreement:

“As of the date of this Amendment, the Grantee shall vest in 425,000 shares of Restricted Stock. Notwithstanding the previous sentence, if Grantee voluntarily leaves the employment of the Company (other than for “Good Reason”) or is terminated for

“Cause” (the terms “Good Reason” and “Cause” shall have the meanings set forth in the Employment Agreement), on or before March 31, 2019, then all shares of the Vested Grant shall be forfeited, except to the extent that portions of the Vested Grant would have vested at the time of the termination of employment had such shares not been accelerated. The following chart sets forth the number of shares that will be forfeited if termination occurs at various dates between the date of this Amendment and July 1, 2019.

Date of Termination	Number of Shares Retained	Number of Shares Forfeited
Prior to:
January 26, 2018	0	850,000
March 31, 2018	170,000	680,000
June 30, 2018	212,500	637,500
September 30, 2018	255,000	595,000
December 31, 2018	297,500	552,500
March 31, 2019	340,000	570,000
June 30,2019	807,500	42,500
After June 30, 2019	850,000	0

For example, if the Grantee resigns without Good Reason on May 1, 2018, he will forfeit 637,500 of the 850,000 Restricted Shares, even though at such time 637,5000 (out of 850,000) would have vested.”

3.    Holding Period.    All of the shares constituting the Vested Grant must be held by the Grantee until March 31, 2019, except to the extent any such shares would have vested pursuant to Section 2(a) of the Award Agreement, at the time of a transfer by the Grantee prior to March 31, 2019.

4.    Non-Accelerated Shares.    For the avoidance of doubt, the non-accelerated restricted shares shall vest according to the schedule set forth in Section 2(a) of the Award Agreement (and not on a prorated basis), as if no shares were accelerated. Accordingly, 170,000 shares shall vest on January 26, 2018 and 42,500 shares shall vest upon the end of each subsequent calendar quarter through June 30, 2019. All restricted shares shall be vested on June 30, 2019.

5.    Tax Consequences.    The Company shall report income earned in connection with the Vested Grant in 2017, and Grantee shall be solely responsible for any and all tax consequences to the Grantee due to the acceleration of the Vested Grant and/or the forfeiture of the Vested Grant, if applicable.

6.    Entire Agreement.    This instrument contains the entire agreement between the parties hereto with respect to the subject matter of this Agreement, and may not be changed or terminated except by written amendment signed by both of the parties to this Agreement.

7.    Counterparts.    This Amendment may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date set forth above.

COMPANY: RTI SURGICAL, INC., a Delaware corporation

By:	/s/ Curt M. Selquist
Name:	Curt M. Selquist
Title:	Chairman of the Board

GRANTEE:

/s/ Camille Farhat
Name:	Camille Farhat
Title:	President and Chief Executive Officer